Exhibit 99.1

July 28, 2008

Mr. Robert Oberosler
Chief Executive Officer
Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard, Suite E, Newark, DE

Dear Bob:

Before you were hired, I was brought on to the Board of Directors of Theater Xtreme because I articulated two strategic insights regarding the company: (i) that home theater is one of the last remaining pools of profit in consumer electronics retailing, and (ii) that Theater Xtreme has developed retailing techniques that make it "The Apple Store of Home Theater."

My personal situation has evolved in a way that requires me to resign from the Board of Directors at this time; and as such, I tender my resignation from the Board, effective today.

This is no editorial comment on the state of Theater Xtreme, in fact, I think you have done, and are doing, a brilliant job of making those strategic insights a reality. In my view, Theater Xtreme is one of the most exciting developments on the retailing landscape, period.

Bob, I have very much enjoyed assisting you in the refocusing of Theater Xtreme, and make myself available to you should you desire to pick my brain.

I remain a rabid fan,

/s/Hal Bennett

Hal Bennett